Exhibit 99.1
Hercules Offshore Announces Third Quarter 2010 Results
HOUSTON, October 27, 2010 — Hercules Offshore, Inc. (Nasdaq: HERO) today reported a loss from continuing operations of $15.1 million, or $0.13 per diluted share, on revenues of $168.5 million for the third quarter 2010, compared with a loss from continuing operations of $37.2 million, or $0.38 per diluted share, on revenues of $159.3 million for the third quarter 2009, excluding the effects of non-recurring items.
During the third quarter of 2009, when including the effect of non-recurring items, the Company reported a loss from continuing operations of $47.0 million, or $0.48 per diluted share. These non-recurring items include a $15.1 million charge related to the write-off of previously deferred unamortized debt issuance costs and the payment of certain third-party fees in connection with the amendment of our Credit Agreement. On an after-tax basis, these adjustments approximated $9.8 million, or $0.10 per diluted share.
John T. Rynd, Chief Executive Officer and President of Hercules Offshore, stated, “In spite of the continuing uncertainty surrounding the permit approval process, we credit our customers and marketing group for finding opportunities to keep our Domestic Offshore segment relatively busy during what has been a very challenging regulatory environment for the shallow water drilling industry in the third quarter. While the pace of permit and exploration plan approval remains slow, the pick up in permit issuances for new wells in recent weeks gives us measured confidence that the Bureau of Ocean Energy Management, Regulation, and Enforcement (“BOEMRE”) and the industry are gaining common ground on compliance with the new regulations.”
“Our Domestic Liftboats benefited from spill remediation related work throughout the third quarter. Going forward, the recently issued Notice to Lessees — G05 is expected to provide a solid base of plug and abandonment and decommissioning work for our domestic liftboats over a multi-year cycle.”
Offshore
During the third quarter 2010, Domestic Offshore generated revenues of $25.1 million compared to $19.0 million in the same period of 2009, primarily as a result of an increase in industry activity year over year from the extremely low levels of demand experienced following the financial crisis. Utilization increased in the third quarter 2010 to 62.9% from 41.9% in third quarter 2009. Average revenue per rig per day decreased to $39,338 in the third quarter 2010 from $44,715 in the comparable 2009 period. Operating costs increased by $2.2 million to $38.7 million in the third quarter 2010, in part due to one time repairs and maintenance expense associated with our compliance with recent regulatory changes. Domestic Offshore recorded an operating loss of $32.1 million for the third quarter 2010 compared to an operating loss of $35.3 million in the third quarter 2009.
Revenues generated from International Offshore for the third quarter 2010 were $74.4 million, a $15.6 million decrease over the comparable 2009 period, due to a decline in operating days to 538 from 768 in the same periods, respectively. The decrease in operating days stems from the mobilization of the Hercules 205 and Hercules 206 from Mexico at the conclusion of their contracts to the U.S. Gulf of Mexico, as well as idle time on the Hercules 185 in Angola. Lower activity was partially offset by an increase in average revenue per rig per day, which increased to $138,344 in the third quarter 2010 from $117,241 in the third quarter 2009. Average operating expense per rig per day decreased to $37,518 from $43,945 in the respective third quarter periods of 2010 and 2009. International Offshore operating income remained relatively flat at approximately $27.0 million year over year.

Inland
Inland revenues of $5.7 million in the third quarter 2010 were more than double third quarter 2009 revenue of $2.4 million, bolstered by an increase in operating days to 269 from 116 in the same periods, respectively. Average revenue per rig per day remained relatively flat at $21,357 in the third quarter 2010 versus $21,009 in the third quarter 2009, while utilization increased to 97.5% from 42.0% over the same periods. Operating expenses in the third quarter 2010 increased slightly to $8.3 million compared with third quarter 2009 operating expenses of $7.4 million, largely due to an accrual of approximately $3.0 million related to a multi-year state sales and use tax audit. This segment recorded an operating loss of $8.6 million in the third quarter 2010 versus $13.5 million in the respective 2009 period.
Liftboats
Domestic Liftboats generated revenues of $24.6 million in the third quarter 2010 compared to $19.3 million in the third quarter 2009, as a result of a 30% increase in operating days to 3,203 from 2,466 in the same periods, respectively. Average revenue per liftboat per day declined modestly to $7,684 in the third quarter 2010 from $7,813 in the third quarter 2009. Utilization for the third quarter was 91.6%, a marked improvement from 68.6% in the third quarter 2009, reflecting incremental demand related to the Macondo well incident and spill remediation efforts. Domestic Liftboats recorded operating income of $9.4 million in the third quarter 2010 compared to $1.0 million in the third quarter 2009.
International Liftboats revenues increased 24% to $27.8 million in the third quarter 2010 versus $22.3 million in the third quarter 2009. Average revenue per liftboat per day was $23,176 in the third quarter 2010, a $3,750 increase from third quarter 2009 levels, while utilization declined to 56.6% from 62.4% in the same periods, respectively. Operating costs decreased slightly in the third quarter 2010 to $13.0 million from $14.5 million in the third quarter 2009. Operating income increased to $9.4 million in the third quarter 2010 from $2.6 million in the third quarter 2009.
Liquidity and Capitalization
At September 30, 2010, the Company had unrestricted cash and cash equivalents totaling $134.6 million and unused capacity of approximately $164 million under its revolving credit facility. As of September 30, 2010, the Company’s balance sheet reflects total debt of $859.5 million.
Non-GAAP
Certain non-GAAP performance measures and corresponding reconciliations to GAAP financial measures for the Company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess the financial operating results, management believes that the adjusted loss from continuing operations figures included in this release are appropriate measures of the continuing and normal operations of the Company. However, these measures should be considered in addition to, and not as a substitute for, or superior to, income (loss) from continuing operations, operating income (loss), cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the table that follows the financial statements. Please see the attached Reconciliation of GAAP to Non-GAAP Financial Measures for a complete description of the adjustments made to Operating Loss, Loss From Continuing Operations and Diluted Loss per Share from Continuing Operations.

Conference Call Information
Hercules Offshore will conduct a conference call at 10:00 a.m. CDT (11:00 a.m. EDT) on Wednesday, October 27, 2010, to discuss its third quarter 2010 financial results. To participate in the call, dial 866-730-5770 (domestic) or 857-350-1594 (international) and reference access code 92223378 approximately 10 minutes prior to the start of the call. The conference call will also be broadcast live via the Internet at http://www.herculesoffshore.com.
A replay of the conference call will be available by telephone on October 27, 2010, beginning at 1:00 p.m. CDT (2:00 p.m. EDT), through November 3, 2010. The phone number for the conference call replay is 888-286-8010 (domestic) or 617-801-6888 (international). The access code is 59015707. Additionally, the recorded conference call will be accessible through our Web site at http://www.herculesoffshore.com for 28 days after the conference call.
Additional Information
Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 30 jackup rigs, 17 barge rigs, 65 liftboats, three submersible rigs, one platform rig and a fleet of marine support vessels. The Company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in several key shallow water provinces around the world.
For more information, please visit our Web site at http://www.herculesoffshore.com.
The news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are subject to a number of risks, uncertainties and assumptions, including the factors described in Hercules Offshore’s most recent periodic reports and other documents filed with the Securities and Exchange Commission, which are available free of charge at the SEC’s Web site at http://www.sec.gov or the Company’s Web site at http://www.herculesoffshore.com. Hercules Offshore cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.
Contact Information:
Son P. Vann, CFA
Director, Investor Relations and Finance
713-350-8508

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current Assets:
Cash and Cash Equivalents	$134,644	$140,828
Restricted Cash	13,124	3,658
Accounts Receivable, Net	144,423	133,662
Prepaids	24,157	13,706
Current Deferred Tax Asset	11,246	22,885
Other	20,349	6,675

	347,943	321,414

Property and Equipment, Net	1,799,884	1,923,603
Other Assets, Net	29,489	32,459

	$2,177,316	$2,277,476

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term Debt and Current Portion of Long-term Debt	$4,924	$4,952
Insurance Notes Payable	16,386	5,484
Accounts Payable	49,057	51,868
Accrued Liabilities	61,999	67,773
Interest Payable	23,625	6,624
Taxes Payable	—	5,671
Other Current Liabilities	25,160	34,229

	181,151	176,601

Long-term Debt, Net of Current Portion	854,590	856,755
Other Liabilities	6,548	19,809
Deferred Income Taxes	198,941	245,799

Commitments and Contingencies

Stockholders’ Equity	936,086	978,512

	$2,177,316	$2,277,476

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues	$168,484	$159,262	$485,228	$566,444

Costs and Expenses:
Operating Expenses	109,230	123,358	326,187	388,699
Impairment of Property and Equipment	—	—	—	26,882
Depreciation and Amortization	46,154	51,802	144,758	151,739
General and Administrative	14,512	16,814	41,613	48,556

	169,896	191,974	512,558	615,876

Operating Loss	(1,412)	(32,712)	(27,330)	(49,432)

Other Income (Expense):
Interest Expense	(21,384)	(24,131)	(64,382)	(54,481)
Expense of Credit Agreement Fees	—	(15,073)	—	(15,073)
Gain on Early Retirement of Debt, Net	—	—	—	13,747
Other, Net	(19)	70	3,150	2,760

Loss Before Income Taxes	(22,815)	(71,846)	(88,562)	(102,479)
Income Tax Benefit	7,754	24,876	38,561	39,211

Loss from Continuing Operations	(15,061)	(46,970)	(50,001)	(63,268)
Loss from Discontinued Operation, Net of Taxes	—	(1,290)	—	(1,965)

Net Loss	$(15,061)	$(48,260)	$(50,001)	$(65,233)

Basic Loss Per Share:
Loss from Continuing Operations	$(0.13)	$(0.48)	$(0.44)	$(0.69)
Loss from Discontinued Operation	—	(0.02)	—	(0.02)

Net Loss	$(0.13)	$(0.50)	$(0.44)	$(0.71)

Diluted Loss Per Share:
Loss from Continuing Operations	$(0.13)	$(0.48)	$(0.44)	$(0.69)
Loss from Discontinued Operation	—	(0.02)	—	(0.02)

Net Loss	$(0.13)	$(0.50)	$(0.44)	$(0.71)

Weighted Average Shares Outstanding:
Basic	114,774	97,159	114,742	91,298
Diluted	114,774	97,159	114,742	91,298

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2010	2009
Cash Flows from Operating Activities:
Net Loss	$(50,001)	$(65,233)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities:
Depreciation and Amortization	144,758	151,739
Stock-Based Compensation Expense	2,799	6,208
Deferred Income Taxes	(38,639)	(64,535)
Provision for Doubtful Accounts Receivable	80	4,468
Amortization of Deferred Financing Fees	2,493	2,851
Amortization of Original Issue Discount	3,041	3,196
Non-Cash Loss on Derivatives	1,987	5,554
Gain on Insurance Settlement	—	(8,700)
Gain on Disposal of Assets	(10,180)	(58)
Gain on Early Retirement of Debt, Net	—	(13,747)
Impairment of Property and Equipment	—	26,882
Excess Tax Benefits from Stock-Based Arrangements	(381)	(5,500)
Expense of Credit Agreement Fees	—	15,073
Net Change in Operating Assets and Liabilities	(36,277)	61,750

Net Cash Provided by Operating Activities	19,680	119,948

Cash Flows from Investing Activities:
Additions of Property and Equipment	(16,353)	(71,395)
Deferred Drydocking Expenditures	(10,972)	(13,719)
Insurance Proceeds Received	—	9,168
Proceeds from Sale of Assets, Net	15,764	23,305
Increase in Restricted Cash	(9,466)	(3,657)

Net Cash Used in Investing Activities	(21,027)	(56,298)

Cash Flows from Financing Activities:
Short-term Debt Repayments	—	(2,455)
Long-term Debt Repayments	(5,233)	(20,555)
Redemption of 3.375% Convertible Senior Notes	—	(6,099)
Common Stock Issuance	—	83,344
Excess Tax Benefits from Stock-Based Arrangements	381	5,500
Payment of Debt Issuance Costs	—	(9,931)
Other	15	(11)

Net Cash Provided by (Used in) Financing Activities	(4,837)	49,793

Net Increase (Decrease) in Cash and Cash Equivalents	(6,184)	113,443
Cash and Cash Equivalents at Beginning of Period	140,828	106,455

Cash and Cash Equivalents at End of Period	$134,644	$219,898

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL AND OPERATING DATA
(Dollars in thousands, except per day amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Domestic Offshore:
Number of rigs (as of end of period)	25	23	25	23
Revenues	$25,058	$18,959	$88,163	$115,110
Operating expenses	38,701	36,476	115,082	131,635
Depreciation and amortization expense	17,277	15,118	50,986	45,250
General and administrative expenses	1,146	2,615	4,807	5,595

Operating loss	$(32,066)	$(35,250)	$(82,712)	$(67,370)

International Offshore:
Number of rigs (as of end of period)	9	11	9	11
Revenues	$74,429	$90,041	$221,364	$295,250
Operating expenses	31,065	44,209	98,394	127,478
Impairment of property and equipment	—	—	—	26,882
Depreciation and amortization expense	14,404	16,769	43,808	48,702
General and administrative expenses	2,067	2,317	5,546	5,382

Operating income	$26,893	$26,746	$73,616	$86,806

Inland:
Number of barges (as of end of period)	17	17	17	17
Revenues	$5,745	$2,437	$15,676	$15,446
Operating expenses	8,279	7,442	20,359	36,563
Depreciation and amortization expense	4,991	8,166	18,736	24,442
General and administrative expenses	1,103	360	(1,756)	1,588

Operating loss	$(8,628)	$(13,531)	$(21,663)	$(47,147)

Domestic Liftboats:
Number of liftboats (as of end of period)	41	41	41	41
Revenues	$24,612	$19,268	$53,950	$60,762
Operating expenses	11,314	12,725	31,481	39,277
Depreciation and amortization expense	3,314	5,048	11,182	15,844
General and administrative expenses	560	539	1,436	1,454

Operating income	$9,424	$956	$9,851	$4,187

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL AND OPERATING DATA — (Continued)
(Dollars in thousands, except per day amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
International Liftboats:
Number of liftboats (as of end of period)	24	24	24	24
Revenues	$27,765	$22,320	$80,914	$61,709
Operating expenses	12,951	14,457	42,310	31,677
Depreciation and amortization expense	4,199	4,010	13,258	8,672
General and administrative expenses	1,184	1,279	4,119	3,548

Operating income	$9,431	$2,574	$21,227	$17,812

Delta Towing:
Revenues	$10,875	$6,237	$25,161	$18,167
Operating expenses	6,920	8,049	18,561	22,069
Depreciation and amortization expense	1,172	1,892	4,376	6,318
General and administrative expenses	354	218	1,018	1,024

Operating income (loss)	$2,429	$(3,922)	$1,206	$(11,244)

Total Company:
Revenues	$168,484	$159,262	$485,228	$566,444
Operating expenses	109,230	123,358	326,187	388,699
Impairment of property and equipment	—	—	—	26,882
Depreciation and amortization	46,154	51,802	144,758	151,739
General and administrative	14,512	16,814	41,613	48,556

Operating loss	(1,412)	(32,712)	(27,330)	(49,432)
Interest expense	(21,384)	(24,131)	(64,382)	(54,481)
Expense of Credit Agreement Fees	—	(15,073)	—	(15,073)
Gain on early retirement of debt, net	—	—	—	13,747
Other, net	(19)	70	3,150	2,760

Loss before income taxes	(22,815)	(71,846)	(88,562)	(102,479)
Income tax benefit	7,754	24,876	38,561	39,211

Loss from continuing operations	(15,061)	(46,970)	(50,001)	(63,268)
Loss from discontinued operation, net of taxes	—	(1,290)	—	(1,965)

Net loss	$(15,061)	$(48,260)	$(50,001)	$(65,233)

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL AND OPERATING DATA — (Continued)
(Dollars in thousands, except per day amounts)
(Unaudited)

	Three Months Ended September 30, 2010
					Average
				Average	Operating
				Revenue per	Expense per
	Operating Days	Available Days	Utilization (1)	Day (2)	Day (3)
Domestic Offshore	637	1,012	62.9%	$39,338	$38,242
International Offshore	538	828	65.0%	138,344	37,518
Inland	269	276	97.5%	21,357	29,996
Domestic Liftboats	3,203	3,496	91.6%	7,684	3,236
International Liftboats	1,198	2,116	56.6%	23,176	6,121

	Three Months Ended September 30, 2009
					Average
				Average	Operating
				Revenue per	Expense per
	Operating Days	Available Days	Utilization (1)	Day (2)	Day (3)
Domestic Offshore	424	1,012	41.9%	$44,715	$36,043
International Offshore	768	1,006	76.3%	117,241	43,945
Inland	116	276	42.0%	21,009	26,964
Domestic Liftboats	2,466	3,596	68.6%	7,813	3,539
International Liftboats	1,149	1,840	62.4%	19,426	7,857

	Nine Months Ended September 30, 2010
					Average
				Average	Operating
				Revenue per	Expense per
	Operating Days	Available Days	Utilization (1)	Day (2)	Day (3)
Domestic Offshore	2,426	3,074	78.9%	$36,341	$37,437
International Offshore	1,598	2,516	63.5%	138,526	39,107
Inland	759	819	92.7%	20,653	24,858
Domestic Liftboats	7,433	10,374	71.7%	7,258	3,035
International Liftboats	3,596	6,430	55.9%	22,501	6,580

	Nine Months Ended September 30, 2009
					Average
				Average	Operating
				Revenue per	Expense per
	Operating Days	Available Days	Utilization (1)	Day (2)	Day (3)
Domestic Offshore	1,994	3,532	56.5%	$57,728	$37,269
International Offshore	2,351	2,763	85.1%	125,585	46,138
Inland	414	1,302	31.8%	37,309	28,082
Domestic Liftboats	7,349	11,308	65.0%	8,268	3,473
International Liftboats	3,072	5,279	58.2%	20,088	6,001

(1)	Utilization is defined as the total number of days our rigs or liftboats, as applicable, were under contract, known as operating days, in the period as a percentage of the total number of available days in the period. Days during which our rigs and liftboats were undergoing major refurbishments, upgrades or construction, and days during which our rigs and liftboats are cold-stacked, are not counted as available days. Days during which our liftboats are in the shipyard undergoing drydocking or inspection are considered available days for the purposes of calculating utilization.

(2)	Average revenue per rig or liftboat per day is defined as revenue earned by our rigs or liftboats, as applicable, in the period divided by the total number of operating days for our rigs or liftboats, as applicable, in the period. Included in International Offshore revenue is a total of $3.7 million and $11.0 million related to amortization of deferred mobilization revenue for the three and nine months ended September 30, 2010, respectively and $4.3 million and $12.3 million for the three and nine months ended September 30, 2009, respectively. Included in International Liftboats revenue is a total of $0.6 million related to amortization of deferred mobilization revenue for the nine months ended September 30, 2010 and $0.1 million and $0.2 million for the three and nine months ended September 30, 2009, respectively. There was no such revenue in the three months ended September 30, 2010 for International Liftboats.

(3)	Average operating expense per rig or liftboat per day is defined as operating expenses, excluding depreciation and amortization, incurred by our rigs or liftboats, as applicable, in the period divided by the total number of available days in the period. We use available days to calculate average operating expense per rig or liftboat per day rather than operating days, which are used to calculate average revenue per rig or liftboat per day, because we incur operating expenses on our rigs and liftboats even when they are not under contract and earning a dayrate. In addition, the operating expenses we incur on our rigs and liftboats per day when they are not under contract are typically lower than the per day expenses we incur when they are under contract. Included in International Offshore operating expense is a total of $0.2 million and $0.6 million related to amortization of deferred mobilization expenses for the three and nine months ended September 30, 2010, respectively and $1.3 million and $2.7 million for the three and nine months ended September 30, 2009, respectively. Included in International Liftboats operating expense is a total of $1.2 million related to amortization of deferred mobilization expenses for the nine months ended September 30, 2010. There was no such operating expense for the three months ended September 30, 2010, nor the three and nine months ended September 30, 2009 for International Liftboats.

Hercules Offshore, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share data)
We report our financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP performance measures and ratios may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Non-GAAP financial measures we may present from time to time are operating income, income from continuing operations or diluted earnings per share excluding certain charges or amounts. These adjusted income amounts are not a measure of financial performance under GAAP. Accordingly, they should not be considered as a substitute for operating income, income from continuing operations, net income, earnings per share or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and nine months ended September 30, 2009. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the following table:

	Three Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2009	2009
Operating Loss:
GAAP Operating Loss	$(32,712)	$(49,432)
Adjustment	— (a)	26,882	(b)

Non-GAAP Operating Loss	$(32,712)	$(22,550)

Other Expense:
GAAP Other Expense	$(39,134)	$(53,047)
Adjustment	15,073 (a)	1,326	(b)

Non-GAAP Other Expense	$(24,061)	$(51,721)

Benefit for Income Taxes:
GAAP Benefit for Income Taxes	$24,876	$39,211
Tax Impact of Adjustment	(5,276) (a)	(14,242	)(b)

Non-GAAP Benefit for Income Taxes	$19,600	$24,969

Loss from Continuing Operations:
GAAP Loss from Continuing Operations	$(46,970)	$(63,268)
Total Adjustment, Net of Tax	9,797 (a)	13,966	(b)

Non-GAAP Loss from Continuing Operations	$(37,173)	$(49,302)

Diluted Loss per Share from Continuing Operations:
GAAP Diluted Loss per Share from Continuing Operations	$(0.48)	$(0.69)
Adjustment per Share	0.10 (a)	0.15	(b)

Non-GAAP Diluted Loss per Share from Continuing Operations	$(0.38)	$(0.54)

(a)	These amounts represent (i) a $10.8 million charge due to the write-off of previously deferred unamortized debt issuance costs in connection with the amendment of our Credit Agreement and (ii) a $4.3 million charge related to certain fees paid to third-parties associated with the amendment of our Credit Agreement. On an after-tax basis, these adjustments approximated $9.8 million, or ten cents per diluted share, for the three months ended September 30, 2009.

(b)	These amounts represent (i) a non-cash charge of $26.9 million to reflect the impairment of the Hercules 110; (ii) a $10.7 million gain on the repurchase of $20.0 million aggregate principal amount of our 3.375% Convertible Senior Notes offset by the write-off of unamortized issuance cost of $0.4 million; (iii) a $4.4 million gain on the retirement of $45.8 million aggregate principal amount of our 3.375% Convertible Senior Notes in exchange for 7,755,440 of our common shares offset by the write-off of unamortized issuance cost of $1.0 million; (iv) a $10.8 million charge due to the write-off of previously deferred unamortized debt issuance costs in connection with the amendment of our Credit Agreement and (v) a $4.3 million charge related to certain fees paid to third-parties associated with the amendment of our Credit Agreement. On an after-tax basis, these adjustments approximated $14.0 million, or 15 cents per diluted share, for the nine months ended September 30, 2009.